Exhibit 99.1

EPA Certifies AFV Solutions' Bifuel System for Automobile Engines

Wednesday April 5, 8:00 am ET

Approves Gasoline/Propane Conversion for Ford 4.6 Liter Engines

MESA, Ariz.--(BUSINESS WIRE)--April 5, 2006--AFV Solutions Inc. (OTCBB: AFVS - News), a diversified energy company, has received a certificate of conformity from the U.S. Environmental Protection Agency for its gasoline/propane bifuel conversion system for the model years 2004 and 2005 Ford Motor Co. 4.6 liter engines. The system allows a vehicle to operate on either gasoline or propane with a simple flip of a switch, unlike dedicated propane or natural gas systems which can only operate on one fuel source.

The AFV Solutions system is the only EPA-certified propane bifuel system currently available in the U.S. market, spanning the 2003, 2004 and 2005 Ford 4.6 liter engines. It will be sold as a conversion system, to be installed on the Ford Crown Victoria, Crown Victoria Police, Lincoln Town Car and Mercury Grand Marquis automobiles.

"We chose this Ford engine family for our initial system because the 4.6 liter-equipped Crown Victoria is the fleet vehicle of choice for law-enforcement agencies, taxi services and state and federal government agencies throughout the United States," said AFVS President Jeff Groscost. "Fleet operators that retrofit with our system and purchase bulk propane can substantially reduce their fuel costs, often by up to 40 percent, while increasing their vehicles' longevity and reducing maintenance costs."

After extensive research, development and testing, the AFVS bifuel propane system has successfully passed all federal emission and operating standards required by EPA, registering significantly below established emission limits.

AFV Solutions' systems are extremely reliable and are based on technology platforms which have been proven in commercial applications with more than 30 million operating miles in the field.

AFVS developed its systems with the belief that a propane-based bifuel solution offers significant flexibility for consumers and fleet operators, in the ultimate transition from gasoline-based vehicles. In addition, most propane is domestically produced in the United States and nearly as widely available as gasoline. Furthermore, propane has not followed the dramatic price increases of crude oil and gasoline.

About AFV Solutions

AFV Solutions Inc. is a diversified energy company dedicated to seeking alternatives to petroleum as a fuel for transportation. It offers options to gasoline users through propane and compressed natural gas (CNG) conversions. Utilizing advanced technologies, AFV Solutions provides immediate results in terms of fuel economy, a cleaner environment and cost savings. AFV Solutions researchers also are exploring ways to obtain a higher ethanol yield than is currently possible, working to create on-board hydrogen generation for vehicle applications, and developing hybrid electric and hybrid diesel bus applications.

Forward-Looking Statements

The statements in this press release regarding any statements which are not historical facts are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to seeking investment and joint venture candidates, the viability of the alternative fuel industry, ability of AFV to successfully compete in the alternative fuel industry, access to corporate financing, costs, delays and any other difficulties related to AFVS' business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the U.S. Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

AFV Solutions Inc.

Jeffrey Groscost, 480-545-2745

Source: AFV Solutions Inc.